THE MASTERS' SELECT EQUITY FUND

                        MASTERS' SELECT INVESTMENT TRUST

                        INVESTMENT SUB-ADVISORY AGREEMENT
                        ---------------------------------


                  THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of the ___ day of ___________, 199__, by and between LITMAN/GREGORY FUND ADVISORS, LLC (hereinafter called the "Advisor"); SOUTHEASTERN ASSET MANAGEMENT, INC.
(hereinafter called the "Sub-Advisor"); Masters' Select Investment Trust (hereinafter called the "Trust"), on behalf of The Masters' Select Equity Fund
(hereinafter called the "Fund"), a separate series of the Trust, solely for purposes of the indemnification provisions of Section 13 hereof; and Litman/Gregory & Company, LLC, solely for purposes of the indemnification provisions of Section 13 hereof.

                  WHEREAS, the Advisor is registered as an Investment Adviser under the Investment Adviser's Act of 1940, as amended (the "Investment Adviser's Act"); and

                  WHEREAS, the Advisor is the sole sponsor and organizer of and has been retained as the investment advisor to the Fund, a series of the Trust, an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

                  WHEREAS, Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment advisory services as an independent contractor; and

                  WHEREAS, the Fund and the Advisor desire to retain Sub-Advisor as an investment advisor to render portfolio advice and services to the Fund pursuant to the terms and provisions of this Agreement, and Sub-Advisor desires to furnish said advice and services;

                  NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, which shall include the Trust on behalf of the Fund and Litman Gregory & Company, LLC solely for purposes of the indemnification provisions of Section 13 hereof, intending to be legally bound hereby, mutually agree as follows:

                  1. Description of Duties of Advisor.

                  Advisor  is the  sponsor  of the  Fund  and  has  the  overall responsibility for its organization, administration, operation, and compliance with all applicable federal and state laws and regulations, all rules or requirements of self-regulatory organizations, as well as all policies established by the Trust's Board of Trustees. Such duties include but are not limited to the overall responsibility for the investment management of the Fund's portfolio of securities, the functions of fund accounting, preparation and filing of tax returns, transfer agent and shareholder servicing, daily pricing of the Fund's portfolio, registrations with the Securities and Exchange Commission and the various states, preparation, filing, and distribution of all investment company financial reports, compliance with any contractual expense limitation requirements and mutual fund fidelity bonding requirements, and the performance of or supervision of all other mutual fund administrative and operational functions. Advisor may retain other parties or entities to perform some or all of such functions as the Advisor deems appropriate, and Advisor has the responsibility for screening, selection, and supervision of all outside or non-affiliated service providers to the Fund. Except as specifically delegated to Sub-Advisor under the provisions of this Agreement, Sub-Advisor shall have no responsibility for any administrative or operational functions, or for the compliance with any applicable laws, regulations, rules or internal policies.

                  2. Appointment and General Duties of Sub-Advisor.

                           (a) Appointment. Advisor hereby employs Sub- Advisor,
and Sub-Advisor hereby accepts such employment, to render investment advice and related services with respect to a specified portion of the assets of the Fund (the "Allocated Portion") for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Advisor and the Trust's Board of Trustees.

                           (b) General Duties.  Sub-Advisor  shall act as one of
the several sub-investment advisers on behalf of the Fund and shall make recommendations to the Advisor with respect to investment transactions for the Sub-Advisor's Allocated Portion of the assets of the Fund in accordance with the investment objectives, policies, and restrictions of the Fund as set forth in the Fund's prospectus and statement of additional information, and with any other limitations or requirements established by the Trust's Board of Trustees from time to time as communicated in writing to the Sub-Advisor.

                  3. Responsibilities of Advisor and Sub-Advisor With Respect to Portfolio Investments.

                           (a)  Sub-Advisor   shall  furnish  the  Advisor  with
recommendations with respect to the purchase or sale of investments for the Sub-Advisor's Allocated Portion of the Fund's assets, in accordance with the requirements of Section 2(b), above. Advisor shall have responsibility for determining that the recommended transaction does not conflict with transactions being proposed or implemented by other sub-advisors and that, if implemented, the recommended transaction would satisfy all applicable diversification requirements under the Investment Company Act, the Internal Revenue Code of 1986, as amended, or otherwise. After the Advisor grants approval for the transaction, Sub-Advisor shall effect the approved transaction for the Sub-Advisor's Portfolio Allocation through its traders and shall provide Advisor with confirmations of the execution of the transaction. Sub-Advisor shall maintain records with respect to all transactions for its Allocated Portion, and shall furnish such other reports, statements, and other data on the securities recommended and acquired for its Allocated Portion as the Advisor or the Fund's Board of Trustees may reasonably request.

                           (b)  Advisor  shall  have  the   responsibility   for
maintaining consolidated books and records with respect to the Fund's overall portfolio of securities in the manner required by the Investment Company Act and the Investment Adviser's Act, for voting all proxies for the securities held in the Fund's portfolio of securities, and for filing all required ownership reports for such securities, including the filing with the Securities and Exchange Commission of Schedules 13F, 13G, and 13D, under its name or in the name of the Fund as may be appropriate.

                           (c)   Brokerage.   With   respect  to   Sub-Advisor's
Allocated Portion, Sub-Advisor shall be responsible for broker-dealer selection and for negotiation of brokerage commission rates, provided that Sub-Advisor shall not direct orders to an affiliated person of the Sub-Advisor without general prior authorization to use such affiliated broker or dealer by the Trust's Board of Trustees. Sub-Advisor's primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, Sub-Advisor may take the following into consideration: the best net price available; the reliability, integrity, and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

                  Subject to such policies as the Advisor and the Board of Trustees of the Trust may determine, Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Advisor's or Advisor's overall responsibilities with respect to the Fund. Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, or any affiliate of either. Such allocation shall be in such amounts and proportions as Sub-Advisor shall determine, and Sub-Advisor shall report on such allocations regularly to the Advisor and the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor. Sub-Advisor is also authorized to consider sales of shares of the Fund as a factor in the selection of brokers or dealers to execute portfolio transactions, subject to the requirements of best execution, i.e., that such brokers or dealers are able to execute the order promptly and at the best obtainable securities price.

                  On occasions when Sub-Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Sub-Advisor, Sub-Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

                  4. Representations of Sub-Advisor.

                           (a)  Sub-Advisor  shall  use its  best  judgment  and
efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

                           (b)  Sub-Advisor  shall  maintain  all  licenses  and
registrations necessary to perform its duties hereunder in good order.

                           (c)  Sub-Advisor  shall conduct its  responsibilities
under this Agreement at all times in conformance with the Investment Advisers Act, the Investment Company Act, and any other applicable state and/or self-regulatory organization regulations.

                  5. Independent Contractor Status. Advisor and Sub-Advisor shall for all purposes herein be deemed to be independent contractors and, unless expressly authorized to do so, shall have no authority to act for or represent the Trust, the Fund, or each other in any way, or in any way be deemed an agent for the Trust, the Fund, or each other. It is expressly understood and agreed that Sub-Advisor is engaged in rendering investment advisory services to a large number of other clients and that the services to be rendered pursuant to the terms of this Agreement are not to be deemed exclusive. In the event that Sub-Advisor determines that its ability to render the services hereunder would be impaired by the performance of similar services for other clients, Sub-Advisor agrees to so notify Advisor and to terminate its services hereunder when so requested by Advisor.

                  6. Sub-Advisor's Personnel. Sub-Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.

                  7. Expenses.

                           (a)   Sub-Advisor   shall  be  responsible   for  (i)
providing the personnel, office space and equipment reasonably necessary to fulfill its obligations under this Agreement, and (ii) the costs of any special meetings of the Fund's shareholders or the Trust's Board of Trustees convened for the primary benefit of Sub-Advisor.

                           (b)  Advisor may  voluntarily  or as the result of an
expense limitation agreement absorb certain Fund expenses or waive some or all of the Advisor's own fee, but such actions shall not reduce the sub-investment advisory fee otherwise due and payable by Advisor to Sub-Advisor.

                  8. Sub-Advisory Fee.

                           (a)  The  Advisor  shall  pay  to  Sub-Advisor,   and
Sub-Advisor agrees to accept, as full compensation for all investment advisory services furnished or provided to the Fund pursuant to this Agreement, an annual sub-advisory fee based on Sub-Advisor's Allocated Portion, as such Allocated Portion may be adjusted from time to time. Such fee shall be equal to [ ]% of the average daily net assets of the Fund attributable to the Sub-Advisor's Allocated Portion, computed on the value of such net assets as of the close of business each day.

                           (b) The sub-advisory fee shall be paid by the Advisor
to Sub-Advisor monthly in arrears on the tenth business day of each month.

                           (c) The  initial  fee under this  Agreement  shall be
payable on the tenth business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to Sub-Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

                  9. No Shorting; No Borrowing. Sub-Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of Sub-Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund's assets in connection with any borrowing not directly for the Fund's benefit.

                  10. Conflicts with Trust's Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund. In this connection, Sub-Advisor acknowledges that the Advisor and the Trust's Board of Trustees retain ultimate plenary authority over the Fund, including the Allocated Portion, and may take any and all actions necessary and reasonable to protect the interests of shareholders.

                  11. Reports and Access. Sub-Advisor agrees to supply such information to the Advisor and to permit such compliance inspections by the Advisor or the Fund with respect to the Allocated Portion as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trustees.

                  12. Standard of Care.

                           (a)  Sub-Advisor  shall exercise  reasonable care and
prudence in fulfilling its obligations under this Agreement.

                           (b) Subject to submission  by Advisor to  Sub-Advisor
for approval prior to publication or other usage, Sub-Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Fund's offering materials (including the prospectus, the statement of additional information, advertising and sales materials) that pertain to Sub-Advisor and the investment of Sub-Advisor's Allocated Portion of the Fund. Sub-Advisor shall have no responsibility or liability with respect to other disclosures.

                  13. Insurance and Indemnification.

                           (a) For the  protection  and benefit of the Trust and
the Sub-Advisor, Advisor shall maintain in full force and effect an errors and omissions liability insurance policy providing errors and omissions liability insurance coverage for all mutual fund operations for which Advisor and Sub-Advisor have responsibility, as set forth in Sections 1, 2, and 3 herein. The Sub-Advisor will be specifically named as an insured party on such policy. The company self-retention or deductible shall not exceed 20% of the policy limits and the policy limits shall be as follows:

                  Total Fund Assets              E & O Policy Limits
               -------------------------------------------------------
                  Up to $500 million                 $1,000,000
                  $500 million - $1 billion          $2,000,000
                  $1 billion - $1.5 billion          $3,000,000
                  $1.5 billion - $2 billion          $4,000,000
                  Above $2 billion -                 $5,000,000

                           (b)  With  respect  to the  policy  required  by this
Agreement, the Advisor shall provide the other parties with an initial insurance certificate and a certified copy of the insurance policy, and annually thereafter with insurance certificates and certified copies of the policy, if requested.

                           (c)  Indemnification.  Each party to this  Agreement,
including the Trust and Litman/Gregory & Company, LLC (each such party an "Indemnifying Party"), shall indemnify each other Party and the shareholders, directors, officers, and employees of each other party (any such person an "Indemnified Party") against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) sustained by the Indemnified Party and arising out of any errors or omissions of the Indemnifying Party in its performance or non-performance of any of its duties or responsibilities under this Agreement; provided however, that nothing contained herein shall be deemed to protect the Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of the Indemnified Party's willful misfeasance, bad faith, negligence, or reckless disregard of its obligations or duties under this Agreement.

                           (d) No provision of this Agreement shall be construed
to protect any Trustee or officer of the Trust, or officer of the Advisor or Sub-Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act. Advisor and Sub-Advisor will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act and has been provided the Board of Trustees of the Trust.

                  14. Term.

                           (a) This Agreement shall become effective at the time
the Fund commences operations pursuant to an effective amendment to the Trust's Registration Statement under the Securities Act of 1933 and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval, and (iii) the Advisor. The terms "majority of the outstanding voting securities" and "interested persons" shall have the meanings as set forth in the Investment Company Act.

                           (b) The  Fund  and its  distributor  may use the Sub-
Advisor's trade name or any name derived from the Sub-Advisor's trade name only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with Sub-Advisor.

                  15. Termination; No Assignment.

                           (a) This  Agreement may be terminated by the Advisor,
the Sub-Advisor, or the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, upon sixty (60) days' written notice to the Advisor, and by the Advisor upon sixty (60) days' written notice to the Fund. In the event of a termination, Sub-Advisor shall cooperate in the orderly transfer of the Fund's affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by Sub-Advisor on behalf of the Fund.

                           (b) This Agreement shall terminate  automatically  in
the event of any transfer or assignment thereof, as defined in the Investment Company Act.

                  16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

                  17. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                  18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisors Act of 1940 and any rules and regulations promulgated thereunder.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.


LITMAN/GREGORY FUND                         SOUTHEASTERN ASSET MANAGEMENT,
ADVISORS, LLC                                        INC.



By:______________________________           By:_________________________________

   ______________________________              _________________________________

   ______________________________              _________________________________



With respect to the indemnification provisions of Section 13 hereof:

MASTERS' SELECT INVESTMENT TRUST
on behalf of                                         LITMAN/GREGORY & COMPANY,
THE MASTERS' SELECT EQUITY FUND     LLC



By:______________________________           By:_________________________________

   ______________________________              _________________________________

   ______________________________              _________________________________
                                       -9-